As filed with the Securities and Exchange Commission on May 4, 2007

Registration No. 333-65824

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VALASSIS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7310 (Primary Standard Industrial Classification Code Number)	38-2760940 (I.R.S. Employer Identification No.)

19975 Victor Parkway

Livonia, Michigan 48152

(734) 591-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Barry P. Hoffman, Esq.

Valassis Communications, Inc.

19975 Victor Parkway

Livonia, Michigan 48152

(734) 591-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Amy S. Leder, Esq.

McDermott Will & Emery LLP

340 Madison Avenue

New York, New York 10173

(212) 547-5400

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.☐

DEREGISTRATION OF SECURITIES

On July 25, 2001, Valassis Communications, Inc. (the “Company”) filed a Registration Statement on Form S-3 (Registration No. 333-65824) with the United States Securities and Exchange Commission, which registered for resale $272,100,000 principal amount of zero convertible senior notes due 2021 (the “Notes”) and the Company’s common stock, par value $0.01 per share, issuable upon conversion of the Notes (the “Shares”). The Company amended the registration statement on August 16, 2001 and subsequently supplemented the registration statement from time to time (as amended and supplemented, the “Registration Statement”). The Company filed the Registration Statement pursuant to the terms of a registration rights agreement that it entered into with the initial purchasers of the Notes in a private placement transaction.

In accordance with the undertaking contained in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all of the Notes and the Shares previously registered that remain unsold under the Registration Statement as of the date hereof. The Company is deregistering these securities because its obligation to maintain the effectiveness of the Registration Statement pursuant to the registration rights agreement has expired.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on the 4th day of May, 2007.

VALASSIS COMMUNICATIONS, INC.

By:	/s/ Alan F. Schultz
Alan F. Schultz President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATED

/s/ Joseph B. Anderson, Jr. Joseph B. Anderson, Jr.	Director	May 4, 2007

* Patrick F. Brennan	Director	May 4, 2007

* Kenneth V. Darish	Director	May 4, 2007

/s/ Barry P. Hoffman Barry P. Hoffman	General Counsel and Director	May 4, 2007

/s/ Walter H. Ku Walter H. Ku	Director	May 4, 2007

* Robert L. Recchia	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	May 4, 2007

* Marcella A. Sampson	Director	May 4, 2007

/s/ Alan F. Schultz Alan F. Schultz	President, Chief Executive Officer and Director (Principal Executive Officer)	May 4, 2007

* Faith Whittlesey	Director	May 4, 2007

*By:	/s/ Alan F. Schultz
Alan F. Schultz Attorney-in-fact